Confidential Treatment Requested

Exhibit 10.9

Redactions Marked with '***'

[Execution Version]

Framework Agreement

---

between

China Yellow River Television Station

and

Advertising Networks Limited

January 2008

Table of Contents

Chapters **Pages**

Schedules

This **Framework Agreement** (**Agreement**) is entered into on 26 January 2008 in Shanxi Province, People's Republic of China (**PRC**)

by and between

(1) **China Yellow River Television Station** (**Party A**), a PRC television station with its registered address at No. 318, Yingze Avenue, Taiyuan City, Shanxi Province; and

(2) **Advertising Networks Limited** (广告网络有限公司)(**Party B**), a company established under the laws of Hong Kong (as defined below) with its contact address at 12/F, Ruttonjee House, 11 Duddell ST, Central, Hong Kong.

(individually a **Party**, and collectively, the **Parties**)

WHEREAS

(1) Party B desires to establish an affiliated company (**Affiliated Co**) in Beijing, PRC;

(2) Party A is engaged *inter alia* in the provision of the Business (as defined below) and has obtained the licenses necessary to operate the Business in the PRC;

(3) Party A will establish a new company (**New Co**) jointly with Party B through the contribution of Contributed Assets (as defined below), in cooperation with Party B in respect of the Business; and

(4) Party B will establish a advertising company (**Advertising Co**) jointly with Party A via the Affiliated Co, which shall cooperate with the New Co in respect of advertisement operations in the Business.

NOW, THEREFORE, the Parties agree as follows:

Chapter 1 Definitions and Interpretations

1.1 Definitions

Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Affiliate in relation to an entity, means a company:

(1) in which the entity holds, directly or indirectly, at least 10% of the equity interest or voting rights;

(2) which is a Subsidiary of the entity's Parent Company;

(3) which owns or controls, directly or indirectly, any equity interest or voting rights of the Parent Company of the entity; or

(4) which is a Subsidiary of the Parent Company of the entity described in (3) above.

Appraisal	the appraisal on the Contributed Assets and Transferred Assets conducted by a qualified appraisal agent;
Contributed Assets	any assets relating to the operation of the Business, as listed in Part 1 of Schedule A;
Transferred Assets	any assets relating to the operation of the Business, as listed in Part 2 of Schedule A (collectively with Contributed Assets, referred to as **Assets**);
Transferred Staff	any staff of Party A relating to the operation of the Business and retained for employment by the Advertising Co, as listed in Schedule B;
Business	the advertisement operations of Party A;
Closing	the date of fulfillment of all the conditions precedent as listed in Article 8.1 (unless waived in accordance with Article 8.2.3) which shall occur no later than 26 April 2008, unless extended in accordance with Article 8.2.2;
Exclusive Cooperation Agreement	as defined in Article 4.1.1;

Force Majeure	any earthquake, storm, fire, flood, war, changes to laws, regulations or state policies or other significant event of natural or human-caused disaster arising after signing hereof which is unavoidable, not possible to overcome, beyond the control of any party and prevents the total or partial performance of this Agreement by either party;
Governmental Authorizations	as defined in Article 6.2.5;
Hong Kong	the Hong Kong Special Administrative Region of PRC;
Parent Company	in relation to an entity, means an entity of which a company is a Subsidiary (as defined below);
PRC Law	all laws and legislation of the PRC that are in effect, including laws, regulations, resolutions, decisions, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;
Purchase Price	as defined in Article 5.3;
RMB	Renminbi, the lawful currency of the PRC;
Subsidiary	in relation to a corporate entity, means an entity in which another company holds, directly or indirectly, 50% or more of the entity's total equity interest or voting rights;
Tax	all forms of taxation, including enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;
Trade Secret	any information relating to this Agreement or the parties, including any information regarding costs, technologies, financial contracts, future business plans and any other

information deemed by the parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the parties;

Transaction Documents	all documents that require signing under PRC Law in order to complete the transactions contemplated under this Agreement;
USD	United States Dollar, the lawful currency of the United States of America.

1.2 Interpretations

All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof. Any reference herein to an Article, Chapter or Schedule is to an article, chapter or schedule of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year. A reference to a business day is to a day on which commercial banks are open for business in the PRC. The use of the masculine shall include the use of the feminine, and vice versa. The term "including", shall mean "including without limitation".

Chapter 2 New Co Establishment

2.1 Contributed Assets Appraisal

2.1.1 Party A shall, at its sole expense, hire a qualified appraisal agent to conduct the Appraisal on the Contributed Assets. To the best knowledge of Party A, the value of the Contributed Assets is anticipated to be valued at approximately RMB 45 million.

2.1.2 Party A covenants that such Appraisal shall be completed no later than 26 April 2008.

2.2 Establishment of New Co

2.2.1 As soon as practicable after the completion of the Appraisal, Party A shall contribute the Contributed Assets along with the cash investment in USD which is contributed by Party B and valued at RMB 18 million, as

the initial contribution in order to jointly establish the New Co in Taiyuan City, PRC. The Parties shall execute an equity joint venture contract(**Equity Joint Venture Contract**), which shall be satisfactory in both substance and form to the Parties, and shall be consistent with the sample agreement set forth in Schedule D

2.2.2 The registered capital of the New Co is anticipated to be RMB 90 million, provided that it will be pursuant to the final confirmation by the Parties. The respective percentage of contribution by Party A and Party B shall be 50%, respectively, and each Party shall hold 50% of the equity interest in New Co, respectively.

2.2.3 The contribution of the Contributed Assets to the New Co's registered capital shall be made in accordance with the appraised value of the Contributed Assets as stated in the Appraisal report.

2.2.4 The New Co's business scope shall include consulting services for advertisement operations, design and development of computer graphic, design and development of 3D cartoon, technical support and related services.

2.3 Governmental Approvals

Party A shall obtain any and all prior approvals, consents and (or) certificates, and shall make any and all filings necessary for the establishment of the New Co under PRC Law. Party B shall provide all necessary assistance in this regard.

2.4 Corporate Governance

2.4.1 The New Co shall establish a board of directors, which shall consist of 5 directors. Party A shall appoint 2 directors and Party B shall appoint 3 directors.

2.4.2 The Chairman of the New Co's board of directors shall be appointed by Party A with prior written consent of Party B. The general manager and the finance officer shall be appointed by Party B.

2.5 Profit Consolidation

To the extent permitted by the applicable law, Party A agrees that Party B and (or) its Affiliates may consolidate the profits of New Co for purposes of financial reports. For this purpose, it is allowable, with Party A's consent, to amend the documents relating to the New Co (including the articles of association) if and when necessary.

Chapter 3 Advertising Co Establishment

3.1 Establishment of Advertising Co

3.1.1 Party A shall, along with the Affiliated Co as designated by Party B, jointly establish an Advertising Co in PRC.

3.1.2 The registered capital of Advertising Co shall be RMB 500,000 and the respective percentage of contribution of Party A and the Affiliated Co shall be 50%, respectively. Each of Party A and the Affiliated Co shall hold 50% of the equity interest in the Advertising Co, respectively.

3.1.3 The business scope of the Advertising Co shall include the design, production, publishing and agency services in regards to advertisements and so on.

3.2 Governmental Approvals

Party A shall obtain any and all prior approvals, consents and (or) certificates, and shall make any and all filings necessary for the establishment of the Advertising Co under PRC Law. Party B shall provide all necessary assistance in this regard.

3.3 Retention / Dismissal of Employees

3.3.1 Prior to Closing, Party A shall provide Party B with written notice as to which of Transferred Staff shall be retained by the Advertising Co, of which personnel shall include the key staff members as listed in Schedule B.

3.3.2 Party A shall be responsible for any costs related to any labor disputes that may arise at any time from Transferred Staff in respect of their employment relationship with Party A.

3.3.3 Party A shall ensure that any arrangement made by Party A with the Transferred Staff shall not give rise to or result in any adverse impact on the employee relations, business,

reputation, operations or financial or Tax position of Party A or the Advertising Co.

3.3.4 Party A shall ensure that, in connection with the said arrangements, no commitment will be made, and no obligation or liability will be incurred, by the Advertising Co.

3.3.5 In the event that there is any such commitment, obligation or liability (including liability in relation to Tax) in respect of the Advertising Co, Party A shall indemnify the Advertising Co against all losses, claims, damages, costs and expenses arising from any such commitment, obligation or liability.

3.3.6 Prior to Closing, Party A shall make its best efforts to encourage the Transferred Staff to enter into standard employment contracts with the Advertising Co that are satisfactory to Party B or cause the Transferred Staff to sign secondment contracts containing non-competition and confidentiality commitments that are satisfactory to Party B in order to establish secondment arrangements for the Transferred Staff to work in the Advertising Co.

3.4 Corporate Governance

3.4.1 The Advertising Co shall establish a board of directors at incorporated date, which shall consist of 5 directors. The Affiliated Co shall appoint 3 directors and Party A shall appoint 2 directors.

3.4.2 The Chairman of the Advertising Co's board of directors shall be appointed by Party A with the prior written consent of Party B or Affiliated Co. The general manager and the finance officer shall be appointed by Party B or Affiliated Co.

Chapter 4 Inter-Company Relationship

4.1 Exclusive Cooperation Agreement

4.1.1 Execution.

As soon as practicable after the establishment of the New Co, Party A shall execute an exclusive cooperation agreement (**Exclusive Cooperation Agreement**) with the New Co, which shall be satisfactory in both substance and form

to the Parties, and shall be consistent with the sample agreement set forth in Schedule E. The Exclusive Cooperation Agreement shall be effective during the term of the existence of New Co.

4.1.2 Authorization.

To the extent permitted by PRC law, the New Co shall only be permitted to authorize its rights and obligations under the Exclusive Cooperation Agreement to the Advertising Co.

4.1.3. Cooperation Scope.

Under the Exclusive Cooperation Agreement:

4.1.3.1 In accordance with the Exclusive Cooperation Agreement, Party A shall authorize the exclusive right of advertisement operations to the New Co on its Shanxi Yellow River Minsheng Channel and Shanxi Literature Broadcast (collectively, the **Channel**).

4.1.3.2 Party A shall provide full support and most favorable treatment to the New Co with respect to the Business. In addition, Party B shall exclusively share their respective resources, which shall include Governmental Authorizations, customer details and database, etc., with the New Co.

4.1.4 Exclusivity.

4.1.4.1 Party A shall not, either directly or indirectly (through agents or otherwise), send to any third party, or encourage or solicit any third party to send, or accept from any third party a proposal, or engage in any discussions or negotiations with, or furnish any information to any third party, regarding the transactions or services under the Exclusive Cooperation Agreement.

4.1.4.2 If Party A receive any proposal or other communication from a third party in respect of a proposed cooperation that is similar to or related to any of the transactions or services set forth under the Exclusive Cooperation Agreement, Party A shall

promptly communicate to Party B the substance of such proposal or communication. Party A shall cause its shareholders to observe the terms of this Article 4.1.4.2. Party A shall be responsible for any breach by any of its shareholders of this Article 4.1.4.2.

4.2 Exclusive Service Agreement

4.2.1 Execution.

As soon as practicable after the establishment of the Advertising Co, Party A and Party B shall cause the New Co and the Advertising Co to execute an exclusive service agreement (**Exclusive Service Agreement**), which shall be satisfactory in both substance and form to Party B, and shall be consistent with the sample agreement set forth in Schedule G. The Exclusive Service Agreement shall be effective during the term of the existence of the Advertising Co.

4.2.2. Service Scope.

Under the Exclusive Service Agreement:

4.2.2.1 The Advertising Co shall retain the New Co as its exclusive technical services company. The New Co shall provide the Advertising Co with all technical support, management support, management service and any other services in exchange for service fees. These arrangements shall provide the channels to transfer to the New Co the revenue arising from the advertising business operated by the Advertising Co.

4.2.2.2 The New Co shall exclusively authorize the Advertising Co to provide advertisement agency services in respect of the above-referenced exclusive right of advertisement operations on the Channel, as set forth in the Exclusive Cooperation Agreement. The Advertising Co shall be responsible for the solicitation of advertisements for the Channel, and shall enter into the contracts related to the production and publishing of these advertisements with the clients in its own name.

4.2.3 Exclusivity.

4.2.3.1 Both Parties should ensure that the Advertising Co appoint New Co as its exclusive provider of technical services. During the term of Exclusive Service Agreement, the Advertising Co shall not engage any third party to provide any services similar to exclusive technical services arising from the Exclusive Service Agreement without the prior written consent of Party B or the New Co.

4.2.3.2 Both Parties should ensure that the New Co appoint the Advertising Co as its exclusive provider of advertisement agent services. During the term of Exclusive Service Agreement, the New Co shall not engage any third party to provide any services similar to exclusive advertisement agent services arising from the Exclusive Service Agreement without the prior written consent of Party B or the Advertising Co .

4.3 Revenue Transfer

All the pre-Tax revenues (less the relevant turnover tax) of the Advertising Co generated during the term of the Exclusive Service Agreement and relating to advertisement operations and other operations shall be paid by the Advertising Co to the New Co as technical service fees under the Exclusive Service Agreement.

Chapter 5 Assets Purchase

5.1 Transferred Assets Appraisal

5.1.1 As soon as practicable after the establishment of the New Co, Party A shall, at its sole expense, hire a qualified appraisal agent to conduct the Appraisal of the Transferred Assets. To the best knowledge of Party A, the value of the Transferred Assets is anticipated to be valued at approximately RMB 45 million.

5.1.2 Party A covenants that such Appraisal shall be completed no later than 26 April 2008.

5.2 Assets Transfer

5.2.1 As soon as practicable after the completion of the Appraisal, Party A and the New Co shall execute an asset transfer agreement, which shall be satisfactory in both substance and form to Party B, and shall be consistent with the sample agreement set forth in Schedule F, whereby Party A shall sell to the New Co, and the New Co shall purchase from Party A the Transferred Assets (**Asset Transfer**).

5.2.2 The completion of the Asset Transfer and the payment of consideration by the New Co as set forth in Article 5.3 shall be subject to the fulfillment of certain pre-conditions as set forth in Article 8.1.

5.2.3 Party A shall assist the New Co and Party B to obtain any and all prior approvals, consents and (or) certificates, and shall make any and all filings necessary for the Asset Transfer under PRC Law, including without limitation the filings with related state-owned assets administration bureau, bureau of commerce, administration of industry and commerce and administration of foreign exchange.

5.3 Consideration and Payment

As consideration for the Asset Transfer, the New Co shall disburse to Party A the amount of RMB 45,000,000 (**Purchase Price**), as follows:

5.3.1 40% of the Purchase Price shall be paid upon Closing; and

5.3.2 60% of the Purchase Price shall be paid within 6 months after Closing, subject to the satisfactory completion of Party A's covenants under Articles 7.3, 7.4 and 7.5, and certain conditions to be further agreed to by the Parties.

Chapter 6 Representations and Warranties

6.1 Mutual Representations and Warranties

Each of the Parties represent and warrant that:

6.1.1 it has all necessary power and authority to execute, deliver and perform this Agreement and all Transaction Documents to which it is a party to;

6.1.2 the execution and performance of this Agreement and any Transaction Documents to which it is a party to have been duly and validly authorized by any and all necessary corporate actions; and

6.1.3 the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party to will not contravene, conflict with, or result in a violation of any provision of its organizational documents or any contract, agreement, understanding, other legal arrangement, law or order to which it is subject to.

6.2 Representations and Warranties of Party A

Party A further represents and warrants to Party B that:

6.2.1 the Assets are free of any encumbrances;

6.2.2 there is no lawsuit, third party claim, order or investigation pending against itself relating to the Assets or Business by any third party, court, or governmental or arbitral body;

6.2.3 all agreements with third parties, including employees and customers, have at all times been honored completely and timely by itself;

6.2.4 the Assets constitute all of the assets used in or necessary for the operation of the Business; and

6.2.5 all consents, approvals, permits and filings (**Governmental Authorizations**, and includes the items listed in Schedule C) required under PRC Law for the due and proper operation of the Business, have been duly obtained from the appropriate authorities and are in full force and effect. For the avoidance of doubt, the Governmental Authorizations include any and all requirements of any governmental body, including registrations with the Ministry of Information Industry, the State Administration of Radio, Film and Television, the State Administration of Industry and Commerce, tax bureaus, customs authorities, and the local counterpart of each of the above-referenced governmental bodies.

6.3 Independent Effect of Representations and Warranties

The representations and warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any of the other representations and warranties or anything in this Agreement.

Chapter 7 Covenants

7.1 Assets / New Co / Advertising Co. Covenants

At any time prior to Closing, Party A covenants that it shall not, without the prior written consent of Party B:

7.1.1 create or permit to arise any lien, encumbrance, pledge, mortgage or any security or other third party right or interest on or in respect of any of the Assets or grant or issue, or agree to grant or issue, any guarantee;

7.1.2 enter into any transaction or arrangement with respect to the Assets;

7.1.3 it will not enter into any agreements or materially modify or terminate any agreements related to the Business; and depart from the ordinary course of Party A or the New Co's daily business operations in any form;

7.1.4 increase or agree to increase the remuneration (including bonuses, commissions and benefits in kind) of any of the members of the board of directors or employees of the New Co / Advertising Co., or provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents; and

7.1.5 enter into any agreement or arrangement to, or grant any power of attorney or otherwise authorize any other person to do any of the above.

7.2 Transactions Covenants

In respect of the transactions contemplated under this Agreement, Party A shall, at its sole expense, obtain all necessary consents, approvals or authorizations of, or make all necessary declarations, filings or registrations with, any governmental authority in connection with the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party to.

7.3 Governmental Authorizations Covenants

7.3.1 Party A shall, at its sole expense, ensure that the annual inspection and (or) renewal of Governmental Authorizations (where applicable) are duly and timely made and all Governmental Authorizations are in full force and effect throughout the term under the Exclusive Cooperation Agreement and Exclusive Service Agreement as described herein and any terms extended by the parties thereunder.

7.3.2 To the extent permitted by PRC Law, Party A shall immediately, and using its best efforts, cause the New Co / Advertising Co to obtain the Governmental Authorizations required for the operation of the Business.

7.4 Business Covenants

Party A agrees to use best commercial efforts to continue the operation of the Business until the Parties agree otherwise.

7.5 Non-Competition

After Closing, Party A shall not, and shall cause its shareholders to not, without first obtaining the written approval of Party B, invest in or manage any business that competes directly or indirectly with the Business, nor shall it employ, recruit or attempt to recruit any of the Transferred Staff.

7.6 Indemnification

Each Party hereby unconditionally and irrevocably agrees to perpetually indemnify the other Party and its Affiliates and Subsidiaries, and hold them harmless from and against, any and all losses, claims, damages, expenses (including legal expenses) and liabilities which any of Party A and its Affiliates and Subsidiaries may sustain, suffer or incur in connection with the Transactions contemplated under this Agreement and as a result of any breach of this Agreement or the Transaction Documents.

7.7 Notification

7.7.1 Party A shall promptly notify Party B upon becoming aware of any event that may show, reveal or cause any of the representations or warranties to be incorrect, untrue,

misleading or breached in any material respect, or that may have any material adverse effect on the assets or liabilities of Party A.

7.7.2 Party B shall promptly notify Party A upon becoming aware of any event that may show, reveal or cause any representations or warranties given by Party B hereunder as or to be incorrect, untrue, misleading or breached in any material respect.

Chapter 8 Conditions Precedent

8.1 Conditions Precedent

The Closing is subject to the satisfaction of all of the following conditions precedent:

8.1.1 the execution and delivery of the Transaction Documents by all the parties thereto;

8.1.2 the representations and warranties of Party A remaining true and accurate and being fully adhered to in all material respects at the time of Closing;

8.1.3 the due completion of Party A's covenants under Articles 7.1 and 7.2;

8.1.4 employment contracts or secondment contracts having been entered into between the Transferred Staff and the New Co in such form and substance as to be acceptable to Party B.

8.1.5 the due completion of Party A's covenants under Articles 2.2, 3.1, 4.1 and 4.2.

8.2 Satisfaction and Waiver of Conditions Precedent

8.2.1 Within 3 business days after the satisfaction of the conditions precedent described in Article 8.1, Party B shall notify Party A upon the satisfaction of all conditions precedent described in Article 8.1. Within 3 business days after the said notification, Party A shall confirm the same in writing to Party B. The Closing shall then be arranged within 3 business days after receipt of Party A's confirmation.

8.2.2 In the event that the conditions precedent set forth in Article 8.1 are not fulfilled (or waived as provided in Article 8.2.3) on or before 26 April 2008, or such later date as the parties may agree, this Agreement (except Chapter 13, Articles 14.3 and 14.4) shall become null and void and be of no further effect whatsoever and all the obligations and liabilities of the parties hereunder shall cease and terminate (save for any antecedent breaches of this Agreement).

8.2.3 One or more of the conditions precedent listed in Article 8.1 may be waived by Party B at its sole discretion by sending a notice in writing to Party A and New Co.

Chapter 9 Closing

9.1 Closing

Subject to the conditions precedent having been fulfilled (or waived as provided in Article 8.2.3), Closing shall be held at the Beijing offices of TransAsia Lawyers (Suite 2218, China World Tower 1, No. 1 Jianguomenwai Avenue, Beijing, PRC) or at such other location as the Parties may agree to.

At Closing, to the extent not previously executed and delivered, the parties shall execute and deliver, and shall cause any of the other parties thereto to execute and deliver, the Transaction Documents.

9.2 Payment of Purchase Price

New Co. shall pay the Purchase Price after Closing in accordance with Article 5.3.

Chapter 10 Effectiveness and Termination

10.1 Effective Date

This Agreement shall be effective upon the date of its signing by the Parties.

10.2 Termination

10.2.1 This Agreement shall terminate with immediate effect if the parties cannot complete the negotiation and execution of the agreements necessary for the transactions

contemplated under this Agreement above within 90 days after the execution hereof unless such period is extended by the parties.

10.2.2 This Agreement may be terminated with immediate effect by any party by means of written notice to all of the other parties under any of the following circumstances:

10.2.2.1 where Closing has not occurred on or before 26 April 2008, provided, however, that the right to terminate this Agreement shall not be available to any party whose failure in any material respect to fulfill any obligation under this Agreement shall have been the cause of the failure for any condition precedent to Closing to be satisfied;

10.2.2.2 where the other party has committed a breach of this Agreement, as described in Article 11.1;

10.2.2.3 where the other party becomes insolvent, if an order is made or resolution passed for the administration, winding-up or dissolution of any party (otherwise than for the purposes of a solvent corporate reconstruction), if an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or a substantial part of the assets of such other party, or if such other party enters into or proposes any composition or arrangement with its creditors generally analogous to the foregoing; or

10.2.2.4 where Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement.

10.3 Consequence Upon Termination

Upon termination hereof, this Agreement shall be of no further effect and no party shall have any right against any of the other parties in connection with this Agreement; provided, however, that nothing herein shall relieve any party of any liability before the termination of this Agreement.

Chapter 11 Events of Breach

11.1 Events of Breach

The occurrence of any 1 or more of the following events shall constitute a breach of this Agreement:

11.1.1 either party has materially breached the terms hereof or has failed to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 10 days after receipt of the other party's written notice requesting such remedy; and

11.1.2 any representation or warranty made by either party shall prove to have been or become false or misleading in any material respect.

11.2 Liabilities for Breach

Where either party commits a breach of this Agreement, it shall be liable to compensate the other party for any and all damages caused to it as a result of the breach, excluding indirect damages.

Chapter 12 Force Majeure

12.1 Consultation

In the event of Force Majeure, the Parties shall promptly consult with each other to find a solution to the situation.

12.2 Relief from Obligations

Should the occurrence of a Force Majeure result in any Party's failure to perform its obligations under this Agreement in whole or in part, that Party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

12.3 Suspension of Performance

Subject to this Chapter 11, the Party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that Party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest

possible extent any damages incurred. With the agreement of the Parties, the term of this Agreement shall be extended by the period of such suspension without penalty to either Party.

12.4 Written Evidence

The Party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other Party of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon that Party, and shall provide the other Party with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

12.5 Non-Exemption

A Party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that Party to perform such obligations.

Chapter 13 Confidentiality

13.1 Non Disclosure

From the date hereof until 5 years hereafter, neither Party shall disclose or communicate to any person, other than to their and their Affiliates respective employees for the sole purpose of implementing the agreements contemplated hereunder or as instructed by the other parties, any Trade Secret which may be within or may come into its knowledge.

13.2 Breach of Obligations

The Parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this chapter, and shall arrange for the summary dismissal without compensation of any such person who breaches these obligations.

13.3 Exceptions

The disclosure of a Trade Secret by either Party shall not be deemed to be in breach of this Chapter if any of the following circumstances apply:

13.3.1 the information is in the public domain at the time of disclosure;

13.3.2 the information is disclosed pursuant to the prior written agreement of the Parties;

13.3.3 the information is required by any government authority or law to which a Party, or its affiliate is subject; or

13.3.4 the information is provided to any director, employee, agent, contractor, supplier or advisor of an affiliate in the ordinary course of business pursuant to the prior written agreement of the Parties.

Chapter 14 Miscellaneous

14.1 Copies

14.1.1 This Agreement shall be executed in 2 sets of original, in the Chinese languages, with 1 set of original for each party.

14.1.2 This Agreement may be executed in 1 or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

14.2 Notice

All notices and communications between the parties shall be made in writing and in the English and Chinese languages by facsimile transmission, delivery in person (including courier service) or registered airmail letter to the appropriate correspondence addresses set forth below:

If to Party A: China Yellow River Television Station

Address:	No. 318, Yingze Avenue, Taiyuan City, Shanxi Province
Telephone:	(86)-0351-8302574
Fax:	(86)-0351-4042780
Attention:	Mr. Jia Bin

If to Party B: Advertising Networks Limited

Address:	Suite A-16E, Oriental Kenzo, No. 48, Dongzhimenwai Avenue, Dongcheng District, Beijing
Telephone:	(86)-010-84549851
Fax:	(86)-010-84477246
Attention:	Mr. Li Shuangqing

The time of receipt of the notice or communication shall be deemed to be:

14.2.1 if by facsimile transmission, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

14.2.2 if in person (including courier service), on the date that the receiving party signs receipt for the document; or

14.2.3 if by registered mail (including express mail), 7 days after the issuance of a receipt by the post office.

14.3 Governing Law

The formation of this Agreement, its validity, interpretation, execution and settlement of disputes hereunder will be governed by PRC Law.

14.4 Dispute Resolution

14.4.1 If any dispute arises out of or in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

14.4.2 If the dispute cannot be resolved in the above manner within 30 days after the commencement of consultations, either Party may submit the dispute to China International Economic Trade Arbitration Commission for arbitration. The award shall be final and binding to the Parties.

14.4.3 When any dispute is submitted to arbitration, the Parties shall continue to perform their obligations under this Agreement.

14.5 Waiver

No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of such right or acquiescence in any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

14.6 Prior Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and, along with the Transaction Documents, constitutes the entire agreement between the parties with respect to its subject matter.

14.7 Amendment

No amendment or other modification of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of each party hereto, and then such amendment or other modification shall be an integral part of, and have the same effectiveness as, this Agreement.

14.8 Assignment

No party may assign any of its rights and/or obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors, heirs, personal representatives, executors and permitted assigns of the parties.

14.9 Severability

Where any provision of this Agreement is subject to dispute or is determined by a competent court, arbitral body or government organization to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

14.10 Cost and Expense

Except as otherwise expressly set forth herein or in any related documents, all fees, costs and expenses incurred in connection

with the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents shall be paid by the Party or Parties incurring such fees, costs or expenses.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

China Yellow River Television Station

By: ______________________
Name:
Title:

Advertising Networks Limited.

By: ______________________
Name: Li Shuangqing
Title: CEO

Schedule A: List of Assets

See Attached

List of Transferred Assets

No	Program Name	Basic Information				Direct Costs			
		Broadcasting Mode	Length (minutes)	Broadcasting Times	Number of Posts	Direct Labor Costs	Direct Material Costs	Program Producing and Broadcasting Costs	Subtotal
1	Daily News	Five times a week	20	410	8				
2	Complete Record of People's Livelihood	Five times a week	15	383	15				
3	Yellow River Lecture Hall	Weekly	30	73	5				
4	Speaking the Minds	Weekly	30	205	9				
5	Yellow River Overview	Weekly	30	72	8				
6	Insight into Political Atmosphere	Weekly	30	74	13				
7	Special View	Weekly	30	71	6				
Total				1288	64				

No	Program Name	Indirect Costs				Single-program Costs	Total Cost	Cost Profit Margin (%)	Brand Value	Appraisal Value
		Indirect Costs	Assistant Costs	Period Expenses	Subtotal					
1	Daily News									
2	Complete Record of People's Livelihood									
3	Yellow River Lecture Hall									
4	Speaking the Minds									
5	Yellow River Overview									
6	Insight into Political Atmosphere									
7	Special View									
Total										

List of Contributed Assets

Complied by Shanxi Jianke Assets Evaluation Co., Ltd.

Unit of Amount: Yuan

No	Program Name	Basic Information				Direct Costs			
		Broadcasting Mode	Length (minutes)	Broadcasting Times	Number of Posts	Direct Labor Costs	Direct Material Costs	Program Producing and Broadcasting Costs	Subtotal
1	Yellow River News	Daily	30	1063	50				
2	Youth Dialogue	Weekly	30	77	20				
Total				1140	70				

* * *

No	Program Name	Indirect Costs				Single-program Costs	Total Cost	Cost Profit Margin (%)	Brand Value	Appraisal Value
		Indirect Costs	Assistant Costs	Period Expenses	Subtotal					
1	Yellow River News									
2	Youth Dialogue									
Total										

Schedule B: List of Party A's Key Staff

Management

Feng Qiang
Li Rongrong
Song Ying
Kang Yongjie

Staff

Wang Bin
Shu Gang
Yuan Hong
Liu Jianwu
Yan Lei
Zhuang Yuan
Xie Fang

Schedule C: List of Governmental Authorizations

1. Shanxi Province People's Government's Approval for establishment of enterprises with investment of Taiwan, Hong Kong, Macao and overseas Chinese in the People's Republic of China
2. Shanxi Province Bureau of Radio and Television's approval for China Yellow River Television Station to establish Sino-foreign joint venture company "Shanxi Yellow River & Advertising Networks Cartoon Technology Co., Ltd"
3. Business license of China Yellow River Television Station issued by General Administration for industry and Commerce of Shanxi Province
4. Corporate Certificate of China Yellow River Television Station issued by Shanxi Province Bureau of Radio and Television

Schedule D: Sample of Equity Joint Venture Contract

Please refer to Exhibit 10.14 of the Amendment No. 2 to Form S-4 of China Networks International Holdings Ltd.

Schedule E: Sample of Exclusive Cooperation Agreement

Please refer to Exhibit 10.12 of the Amendment No. 2 to Form S-4 of China Networks International Holdings Ltd.

Schedule F: Sample of Asset Transfer Agreement

Please refer to Exhibit 10.13 of the Amendment No. 2 to Form S-4 of China Networks International Holdings Ltd.

Schedule G: Sample of Exclusive Service Agreement

Please refer to Exhibit 10.11 of the Amendment No. 2 to Form S-4 of China Networks International Holdings Ltd.

鉴此，"本协议"由双方于文首所载日期签字并生效。

中国黄河电视台

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姓名：
职务：

For and on behalf of
Advertising Networks Limited
广告网络有限公司

Advertising Networks Limited

签名：

Sign Here

Authorised Signature(s)

姓名：Clive Ng
职务：Chairman

签名：
姓名：李双庆
职务：CEO